EXHIBIT 5.1



                                 August 7, 2001



Nexland, Inc.
1101 Brickell Avenue
North Tower, Suite 200
Miami, FL  33131


               RE: REGISTRATION STATEMENT ON FORM S-1, AS AMENDED (THE "REGISTRATION STATEMENT")

Gentlemen:

               We have acted as counsel to Nexland, Inc., a Delaware corporation (the "CORPORATION"), in connection with the preparation of the above-referenced Registration Statement as filed on Form S-1 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 ACT"). The Registration Statement relates to the offering and sale by selling shareholders of the Corporation of up to 13,673,814 shares of the Corporation's common stock, par value $0.0001 per share (the "COMMON STOCK"). We are furnishing this opinion to you in accordance with Item 601 of Regulation S-K promulgated under the 1933 Act.

               We are familiar with the Registration Statement, and we have examined the Corporation's Articles of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, and minutes and resolutions of the Corporation's Board of Directors and shareholders. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

               Based  upon  the  foregoing,  we  are  of the  opinion  that  the
13,673,814 shares of Common Stock proposed to be sold by the selling shareholders of the Corporation as contemplated by the Registration Statement will be legally and validly issued, fully paid and nonassessable.

               We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                            Very truly yours,

                                            KIRKPATRICK & LOCKHART LLP

                                            /s/ KIRKPATRICK & LOCKHART LLP